Gray	Exhibit 99.1

Television, Inc.

NEWS RELEASE

Gray Sets Revenue Record and Reports Operating Results

For the Three-Month Period and Year Ended December 31, 2012

Atlanta, Georgia – February 20, 2013… Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “fourth quarter of 2012”) and year ended December 31, 2012 as compared to the three-month period (the “fourth quarter of 2011”) and year ended December 31, 2011.

Highlights of Operating Results:

Gray reported record total revenue, Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses (each as defined) and political revenue for the fourth quarter of 2012 and the year ended December 31, 2012 as follows:

•	fourth quarter of 2012 revenue was $126.6 million; previous fourth quarter record was $114.6 million set in the three-month period ended December 31, 2010;

•	year ended December 31, 2012 revenue was $404.8 million; previous full year record was $346.1 million set in the year ended December 31, 2010;

•	fourth quarter of 2012 Broadcast Cash Flow Less Cash Corporate Expenses was $64.5 million; previous fourth quarter record was $58.2 million set in the three-month period ended December 31, 2010;

•	year ended December 31, 2012 Broadcast Cash Flow Less Cash Corporate Expenses was $176.1 million; previous full year record was $135.7 million set in the year ended December 31, 2010;

•	fourth quarter of 2012 Broadcast Cash Flow was $69.2 million; previous fourth quarter record was $61.6 million set in the three-month period ended December 31, 2010;

•	year ended December 31, 2012 Broadcast Cash Flow was $191.1 million; previous full year record was $148.9 million set in the year ended December 31, 2010;

•	fourth quarter of 2012 political revenue was $43.4 million; previous fourth quarter record was $33.1 million set in the three-month period ended December 31, 2010; and

•	year ended December 31, 2012 political revenue was $86.0 million; previous full year record was $57.6 million set in the year ended December 31, 2010.

Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses are non-GAAP terms. These terms are defined on page 12 and reconciled to net income on pages 12 and 13 of this press release.

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For the fourth quarters of 2012 and 2011, our revenue, broadcast expenses and corporate and administrative expenses were as follows:

	Three Months Ended December 31,
	2012	2011	% Change
	(in thousands except for percentages)

Revenue (less agency commissions)	$126,587	$84,670	50%

Operating expenses (before depreciation, amortization and loss or gain on disposals of assets, net):
Broadcast	$56,651	$49,409	15%
Corporate and administrative	$5,182	$3,644	42%

Comments on Results of Operations for the Fourth Quarter of 2012:

Revenue.

As described above, our total revenue for the fourth quarter of 2012 was the highest revenue Gray has reported for a fourth quarter period. Total revenue increased $41.9 million, or 50%, to $126.6 million for the fourth quarter of 2012 compared to the fourth quarter of 2011 due primarily to increased political advertising revenue, retransmission consent revenue and internet advertising revenue, partially offset by decreased local and national advertising revenue. Political advertising revenue increased due to increased advertising from political candidates and special interest groups in the “on year” of the two-year election cycle. Retransmission consent revenue increased primarily due to the improved terms of our retransmission contracts. A significant portion of our retransmission consent contracts expired in 2011, and we were able to renew substantially all of these contracts under terms more favorable to Gray, which resulted in increased revenue in the fourth quarter of 2012 compared to the fourth quarter of 2011. Internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. National and local advertising revenue decreased, in part, due to an increased portion of our available advertising time being sold for political advertising revenue rather than local and national advertising. We continued to earn base consulting revenue from our agreement with Young Broadcasting, Inc. (“Young”); although we did not record any incentive consulting revenue from this agreement in either period. This agreement expired on December 31, 2012.

The principal components of our revenue for the fourth quarter of 2012 compared to the fourth quarter of 2011 were as follows:

Local advertising revenue decreased $0.4 million, or 1%, to $50.4 million.

National advertising revenue decreased $1.0 million, or 6%, to $15.1 million.

Internet advertising revenue increased $0.8 million, or 14%, to $6.6 million.

Political advertising revenue increased $38.8 million, or 853%, to $43.4 million.

Retransmission consent revenue increased $3.5 million, or 71%, to $8.5 million.

Other revenue increased $0.2 million, or 9%, to $2.1 million.

Consulting revenue from our agreement with Young was consistent with the prior year period at $0.6 million.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the fourth quarter of 2012 demonstrated the following changes during the period compared to the fourth quarter of 2011: automotive increased 10%; medical decreased 7%; restaurant decreased 5%; furniture and appliances increased 10%; and communications decreased 7%.

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 2 of 14

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss or gain on disposal of assets, net) increased $7.2 million, or 15%, to $56.7 million in the fourth quarter of 2012 compared to the fourth quarter of 2011. This increase was due primarily to increases in non-compensation expense of $4.7 million and compensation expense of $2.5 million. Non-compensation expense increased primarily due to increases in national sales commissions of $2.7 million and programming costs of $1.5 million. National sales commission expense increased primarily due to increased political advertising revenue. We pay a percentage of certain national advertising revenue to third parties as a commission. As this revenue increases or decreases our national sales commission expense changes accordingly. Programming costs increased primarily due to an increase of $0.9 million for affiliation fees charged by certain networks. Compensation expense increased primarily due to increases in health care, pension and salary expenses. As of December 31, 2012 and 2011, we employed 2,059 and 2,082 employees, respectively, in our broadcast operations. Since December 31, 2007, we have decreased the number of employees in our broadcast operations by 15.1%, or 366 positions.

Corporate and administrative expenses (before depreciation, amortization and loss or gain on disposal of assets, net) increased $1.5 million, or 42%, to $5.2 million in the fourth quarter of 2012 compared to the fourth quarter of 2011. The increase was due primarily to an increase in non-compensation expense of $0.8 million and an increase in compensation expense of $0.7 million. Non-compensation expense increased primarily due to an increase in fees paid to consultants for audience research. Compensation expense increased primarily due to increases in stock-based compensation and salary expenses. We recorded non-cash stock-based compensation expense during the fourth quarter of 2012 and the fourth quarter of 2011 of $554,000 and $34,000, respectively. Non-cash stock-based compensation expense increased due to the grant and vesting of additional equity incentive awards during 2012.

Comments on Results of Operations for the Year Ended December 31, 2012:

Revenue.

As noted above, our total revenue for the year ended December 31, 2012 was the highest revenue Gray has reported for a full year period. Total revenue increased $97.7 million, or 32%, to $404.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, reflecting increased revenue from all sources. Political advertising revenue reflected increased advertising from political candidates and special interest groups during the “on year” of the two-year political advertising cycle. Our political advertising revenue also increased due to additional advertising related to a special election to recall the Governor of Wisconsin, where we have three television stations. Retransmission consent revenue increased primarily due to the improved terms of our retransmission contracts.

Local and national revenue increased due to increased spending by advertisers in a gradually improving economic environment and our broadcast of the 2012 Summer Olympics. During the year ended December 31, 2012, we earned approximately $4.0 million of revenue from local and national advertisers and $1.1 million of revenue from political advertisers during the broadcast of the 2012 Summer Olympics on our ten primary NBC stations. There were no Olympic games during 2011. In addition, local and national advertising revenue was positively influenced by the broadcast of the 2012 Super Bowl on our ten primary NBC channels, earning us approximately $0.8 million, an increase of approximately $0.6 million compared to the broadcast of the 2011 Super Bowl on our then-one primary FOX-affiliated channel and then-four secondary digital FOX-affiliated channels, which earned us approximately $0.2 million. While our internet advertising revenue has also benefited from an improved economy, we continue to focus on and invest resources into our internet sales efforts, which have also resulted in increased internet revenue.

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 3 of 14

Other revenue increased due to our receipt of a cable copyright royalty distribution during the year ended December 31, 2012. If any similar copyright royalty payments are received in future periods, they are likely to recur in lower amounts. We continued to earn consulting revenue under our agreement with Young in the year ended December 31, 2012, which was the final year of that agreement.

The principal components of our revenue for the year ended December 31, 2012 compared to the year ended December 31, 2011 were as follows:

Local advertising revenue increased $4.3 million, or 2%, to $191.3 million.

National advertising revenue increased $0.4 million, or 1%, to $56.8 million.

Internet advertising revenue increased $4.9 million, or 24%, to $25.0 million.

Political advertising revenue increased $72.5 million, or 537%, to $86.0 million.

Retransmission consent revenue increased $13.5 million, or 67%, to $33.8 million.

Other revenue increased $1.8 million, or 23%, to $9.5 million.

Consulting revenue from our agreement with Young increased $0.2 million, or 11%, to $2.4 million.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the year ended December 31, 2012 demonstrated the following changes during the period compared to the year ended December 31, 2011: automotive increased 16%; medical increased 7%; restaurant decreased 4%; communications increased 2%; and furniture and appliances increased 8%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets, net) increased $18.1 million, or 9%, to $212.3 million. This increase was due primarily to increases in non-compensation expense of $10.4 million and compensation expense of $7.7 million. Non-compensation expense increased primarily due to increases in national sales commissions of $4.8 million and programming costs of $3.5 million. National sales commission expense increased primarily due to increased political advertising revenue. Programming costs increased primarily due to an increase of $5.5 million for affiliation fees charged by certain networks, offset in part by a decrease of $2.4 million under our syndicated film contracts. Compensation expense increased primarily due to an increase of $2.4 million in pension expense, an increase of $2.4 million in salary expense, an increase of $1.9 million in incentive compensation expense and an increase of $0.8 million in health care expense. Pension expense increased primarily due to a decrease in the discount rate used to calculate pension expense. Salary expense increased due to routine increases in base compensation. Incentive compensation increased as our stations’ operating income increased. Health care expense increased due to increased claims activity.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets, net) increased $1.8 million, or 12%, to $15.9 million. The increase was due primarily to an increase in compensation expense of $1.6 million. Compensation expense increased primarily due to an increase of $0.7 million in non-cash stock-based compensation expense, an increase of $0.3 million in pension expense, an increase of $0.4 million in salary expense and an increase of $0.2 million in incentive compensation expense. We recorded non-cash stock-based compensation expense during the years ended December 31, 2012 and 2011 of $878,000 and $136,000, respectively. Non-cash stock-based compensation expense increased due to the grant and vesting of additional equity incentive awards during year ended December 31, 2012.

2012 Refinancing Activities and Related Loss From Early Extinguishment of Debt:

During the fourth quarter of 2012, we completed several financing transactions which included:

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 4 of 14

•	completing the repurchase of all remaining outstanding shares of our Series D Perpetual Preferred Stock;

•	completing the offer and sale of $300.0 million aggregate principal amount of 7 1/2% Senior Notes due 2020 (the “2020 Notes”);

•	completing the tender offer for and related redemption of our outstanding $365.0 million 10 1/2% Senior Secured Second Lien Notes due 2015 (the “2015 Notes”); and

•	repaying all amounts outstanding under our prior senior credit facility and entering into an amended and restated senior credit facility (the “2012 Senior Credit Facility”).

As of December 31, 2012 and 2011, our long-term debt balance at liquidation value was $835.0 million and $837.0 million, respectively, with weighted average interest rates of 5.7% and 6.9%, respectively. For the year ended December 31, 2012, we incurred interest expense of $59.4 million and we estimate our interest expense will be approximately $50.0 million for the year ending December 31, 2013.

Also, as a result of completing the repurchase of all of our outstanding Series D Perpetual Preferred Stock, we will not incur Series D Perpetual Preferred Stock dividends in future periods. For the years ended December 31, 2012 and 2011, we incurred Series D Perpetual Preferred Stock dividends of $4.1 million and $7.2 million, respectively.

As a result of these financing transactions, we recorded a loss from early extinguishment of debt of $46.7 million during the fourth quarter of 2012 which included $38.6 million related to the tender offer for the 2015 Notes and $8.1 million related to the amendment and restatement of the 2012 Senior Credit Facility.

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 5 of 14

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net (loss) income per share data)

	Three Months Ended
	December 31,
	2012	2011

Revenue (less agency commissions)	$126,587	$84,670
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	56,651	49,409
Corporate and administrative	5,182	3,644
Depreciation	5,801	6,017
Amortization of intangible assets	19	28
Loss (gain) on disposal of assets, net	423	(1,020)

Operating expenses	68,076	58,078

Operating income	58,511	26,592
Other expense:
Interest expense	(13,999)	(15,269)
Loss from early extinguishment of debt	(46,683)	—

(Loss) income before income taxes	(2,171)	11,323
Income tax (benefit) expense	(62)	3,748

Net (loss) income	(2,109)	7,575
Preferred stock dividends (includes accretion of issuance cost of $448 and $384, respectively)	504	1,706

Net (loss) income available to common stockholders	$(2,613)	$5,869

Basic per share information:
Net (loss) income available to common stockholders	$(0.05)	$0.10

Weighted-average shares outstanding	57,226	57,121

Diluted per share information:
Net (loss) income available to common stockholders	$(0.05)	$0.10

Weighted-average shares outstanding	57,424	57,125

Political advertising revenue (less agency commissions)	$43,368	$4,551

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 6 of 14

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Year Ended
	December 31,
	2012	2011

Revenue (less agency commissions)	$404,831	$307,131
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	212,286	194,196
Corporate and administrative	15,927	14,173
Depreciation	23,133	26,183
Amortization of intangible assets	75	125
Gain on disposal of assets, net	(31)	(2,894)

Operating expenses	251,390	231,783

Operating income	153,441	75,348
Other income (expense):
Miscellaneous income, net	2	3
Interest expense	(59,443)	(61,777)
Loss on early extinguishment of debt	(46,683)	—

Income before income taxes	47,317	13,574
Income tax expense	19,188	4,539

Net income	28,129	9,035
Preferred stock dividends (includes accretion of issuance cost of $1,081 and $1,045, respectively)	4,095	7,240

Net income available to common stockholders	$24,034	$1,795

Basic per share information:
Net income available to common stockholders	$0.42	$0.03

Weighted-average shares outstanding	57,170	57,117

Diluted per share information:
Net income available to common stockholders	$0.42	$0.03

Weighted-average shares outstanding	57,262	57,118

Political advertising revenue (less agency commissions)	$85,973	$13,491

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 7 of 14

Other Financial Data:

	December 31, 2012	December 31, 2011
	(in thousands)

Cash	$11,067	$5,190
Long-term debt, including current portion	$832,867	$832,233
Series D Perpetual Preferred Stock (1)	$—	$24,841
Long-term accrued dividends	—	$13,717
Borrowing availability under our senior credit facility	$40,000	$31,000

	Year Ended December 31,
	2012	2011
	(in thousands)

Net cash provided by operating activities	$89,372	$38,173
Net cash used in investing activities	(23,306)	(21,869)
Net cash used in financing activities	(60,189)	(16,545)

Net increase (decrease) in cash	$5,877	$(241)

(1)	As of December 31, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.1 million and $13.7 million, respectively.

Internet Initiatives:

We continue to focus on expanding local content on our websites to drive increased traffic. Our website page view data for the fourth quarter of 2012 and year ended December 31, 2012 compared to the fourth quarter of 2011 and year ended December 31, 2011 is as follows:

Gray Websites - Aggregate Page Views

	Three Months Ended December 31,
	2012	2011	% Change
	(in millions, except percentages)

Advertising impressions generated	1,079.6	880.5	23%
Total page views (including mobile page views)	388.2	288.2	35%

	Year Ended December 31,
	2012	2011	% Change
	(in millions, except percentages)

Advertising impressions generated	4,403.1	3,470.0	27%
Total page views (including mobile page views)	1,551.4	1,105.9	40%

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 8 of 14

Revenue (less agency commissions) by Category:

The table below presents our net revenue (less agency commissions) or “net revenue” by type for the three-month periods and years ended December 31, 2012 and 2011, respectively (dollars in thousands):

	Three Months Ended December 31,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$50,368	39.8%	$50,768	60.0%
National	15,111	11.9%	16,146	19.1%
Internet	6,580	5.2%	5,756	6.8%
Political	43,368	34.3%	4,551	5.4%
Retransmission consent	8,499	6.7%	4,963	5.9%
Other	2,111	1.7%	1,936	2.3%
Consulting	550	0.4%	550	0.5%

Total	$126,587	100.0%	$84,670	100.0%

	Year Ended December 31,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$191,330	47.3%	$187,029	60.9%
National	56,779	14.0%	56,335	18.3%
Internet	25,000	6.2%	20,081	6.5%
Political	85,973	21.2%	13,491	4.4%
Retransmission consent	33,774	8.3%	20,227	6.6%
Other	9,530	2.4%	7,768	2.5%
Consulting	2,445	0.6%	2,200	0.8%

Total	$404,831	100.0%	$307,131	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 9 of 14

Guidance for 2013:

We currently anticipate that our results of operations for the three-month period ending March 31, 2013 (the “first quarter of 2013”) will approximate the ranges presented in the table below.

Selected operating data:	Low End Guidance for the First Quarter of 2013	% Change From Actual First Quarter of 2012	High End Guidance for the First Quarter of 2013	% Change From Actual First Quarter of 2012	Actual First Quarter of 2012
		(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$76,000	(6)%	$77,000	(5)%	$80,674

OPERATING EXPENSES
(before depreciation, amortization and gain or loss on disposals of assets, net):
Broadcast	$54,600	8%	$55,000	8%	$50,772
Corporate and administrative	$3,800	22%	$4,000	29%	$3,106

OTHER SELECTED DATA:
Political advertising revenues (less agency commissions)	$200	(96)%	$300	(94)%	$4,959

Comments on Guidance:

First Quarter 2013.

Based on our current forecasts for first quarter of 2013, we anticipate the following changes from the three-month period ended March 31, 2012 (the “first quarter of 2012”):

Revenue.

•	We believe our first quarter of 2013 local revenue, excluding political revenue, will increase from the first quarter of 2012 by approximately 1%.

•	We expect our first quarter of 2013 national revenue, excluding political revenue, will increase from the first quarter of 2012 by approximately 1%.

•	We anticipate our first quarter of 2013 internet revenue, excluding political revenue, will increase from the first quarter of 2012 by approximately 1%.

•	We believe our first quarter of 2013 retransmission consent revenue will increase from the first quarter of 2012 by approximately 10% to 11%.

•

We do not anticipate any significant amount of political revenue in the first quarter of 2013, reflecting the “off year” of the two year political cycle and the absence of any special elections and special political issue advertising campaigns.

•

Included in our current first quarter of 2013 expectations for our local, national and internet revenue, excluding political revenue, we presently estimate that we earned approximately $1.1 million from the broadcast of the 2013 Super Bowl on our 20 CBS channels in comparison to $0.8 million from the broadcast of the 2012 Super Bowl on our 10 NBC channels.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

The anticipated increase in broadcast operating expense for the first quarter 2013 compared to the first quarter of 2012 is expected to be due primarily to increased payroll, healthcare, pension and affiliation expense, partially offset by a decrease in national sales commission expense.

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The anticipated increase in corporate operating expense for the first quarter 2013 compared to the first quarter of 2012 is expected to be due primarily to increased payroll and audience research expense.

Full Year 2013.

Based on our current forecasts for the twelve months ending December 31, 2013 (the “full year 2013”), we anticipate the following changes from the twelve-month period ended December 31, 2012 (the “full year 2012”):

Revenue

•	We believe our full year 2013 local revenue, excluding political revenue, will increase from the full year 2012 by approximately 5% to 7%.

•	We believe our full year 2013 national revenue, excluding political revenue, will increase from full year 2012 by approximately 3% to 4%.

•	We anticipate our full year 2013 internet revenue, excluding political revenue, will increase from the full year 2012 by approximately 11% to 12%.

•	We anticipate that our full year 2013 retransmission consent revenue will increase from full year 2012 by approximately 14% to 15%.

•

We do not anticipate any significant amount of political revenue for the full year 2013 reflecting the “off year” of the two year political cycle and the absence of any special elections and special political issue advertising campaigns.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

For the full year of 2013, we anticipate our broadcast operating expenses will increase by approximately 2.0% to 2.5%, reflecting increased payroll, healthcare, pension and affiliation expense, partially offset by a decrease in national sales commission expense.

For the full year 2013, we currently anticipate our corporate operating expense will approximate $15.3 million which is approximately $0.6 million less than the full year 2012.

Conference Call Information

We will host a conference call to discuss our fourth quarter and full year 2012 operating results on February 20, 2013. The call will begin at 10:30 AM Eastern Time. The live dial-in number is 1 (888) 481-2844 and the confirmation code is 2224964. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 2224964 until March 21, 2013.

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 11 of 14

Non-GAAP Terms:

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income (loss) plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any loss on early extinguishment of debt, any income tax expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

Reconciliations:

Reconciliation of net (loss) income to the non-GAAP terms (dollars in thousands):

	Three Months Ended December 31,
	2012	2011	% Change
Net (loss) income	$(2,109)	$7,575
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	5,801	6,017
Amortization of intangible assets	19	28
Amortization of non-cash stock based compensation	554	34
(Loss) gain on disposal of assets, net	423	(1,020)
Interest expense	13,999	15,269
Loss on early extinguishment of debt	46,683	—
Income tax (benefit) expense	(62)	3,748
Amortization of program broadcast rights	2,831	2,796
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	8	7
Network compensation revenue recognized	(157)	(174)
Network compensation per network affiliation agreement	—	(60)
Payments for program broadcast rights	(3,453)	(3,463)

Broadcast Cash Flow Less Cash Corporate Expenses	64,537	30,757	110%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	4,628	3,610

Broadcast Cash Flow	$69,165	$34,367	101%

Gray Television, Inc. Earnings Release for the three-month period and year ended December 31, 2012	Page 12 of 14

	Year Ended December 31,
	2012	2011	% Change
Net income	$28,129	$9,035
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	23,133	26,183
Amortization of intangible assets	75	125
Amortization of non-cash stock based compensation	878	136
Gain on disposal of assets, net	(31)	(2,894)
Miscellaneous income, net	(2)	(3)
Interest expense	59,443	61,777
Loss on early extinguishment of debt	46,683	—
Income tax expense	19,188	4,539
Amortization of program broadcast rights	11,081	13,484
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	26	29
Network compensation revenue recognized	(627)	(698)
Network compensation per network affiliation agreement	(60)	(240)
Payments for program broadcast rights	(11,839)	(15,915)

Broadcast Cash Flow Less Cash Corporate Expenses	176,077	95,558	84%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	15,049	14,037

Broadcast Cash Flow	$191,126	$109,595	74%

The Company

We are a television broadcast company headquartered in Atlanta, GA, which owns and operates television stations broadcasting 40 primary channels and 45 secondary channels in 30 television markets. Nineteen of our primary channels and one secondary channel are affiliated with the CBS Network owned by CBS Inc. (“CBS”), ten primary channels are affiliated with the NBC Network owned by National Broadcasting Company, Inc. (“NBC”), eight primary channels and one secondary channel are affiliated with the ABC Network owned by American Broadcasting Company (“ABC”), and three primary channels and two secondary channels are affiliated with the FOX Network owned by the FOX Broadcasting Company (“FOX”). We also broadcast secondary channels that are affiliated with networks other than those listed above such as the CW Network or the CW Plus Network, both owned by The CW Network, LLC (collectively, “CW”), Master Distribution Service, Inc. (an affiliate of Twentieth Television, Inc.) (“MyNetworkTV” or “MyNet.”), the MeTV Network owned by Weigel Broadcasting Co., This TV Network also owned by Weigel Broadcasting, Untamed Sports Network, the Country Network and Antenna TV. In addition to our affiliated secondary channels, we broadcast nine local news/weather channels in certain of our existing markets.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter and full year 2013 or other periods, internet strategies, including those resulting from our recent refinancing activities, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of February 20, 2013. We do not intend, and undertake no duty, to update this information to

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reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and will be contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

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